UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 8, 2019

Wesco Aircraft Holdings, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35253	20-5441563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24911 Avenue Stanford

Valencia, California 91355

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (661) 775-7200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒                                            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	WAIR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into Material Definitive Agreement.

Agreement and Plan of Merger

On August 8, 2019, Wesco Aircraft Holdings, Inc., a Delaware corporation (the “Company” or “Wesco Aircraft”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wolverine Intermediate Holding II Corporation, a Delaware corporation (“Parent”), and Wolverine Merger Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Platinum Equity Advisors, LLC, a New York-based private equity firm (“Platinum”).

The Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). At the Effective Time (as defined in the Merger Agreement), and as a result of the Merger:

•                  Each share of common stock, par value $0.001 per share, of the Company (each a “Share” and collectively, the “Shares”), that is issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 2.1(b) of the Merger Agreement or Dissenting Shares (as defined in the Merger Agreement), shall be automatically converted into the right to receive $11.05 in cash, without interest, subject to any withholding of Taxes (as defined in the Merger Agreement) required by applicable law as provided in Section 2.5 of the Merger Agreement (the “Merger Consideration”);

•                  Each option to purchase Shares (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option; provided that any such Company Option with respect to which the per-share exercise price subject thereto is equal to or greater than the Merger Consideration shall be cancelled for no consideration;

•                  Each award of Company restricted stock units (“Company RSUs”) that is outstanding immediately prior to the Effective Time shall become fully vested and shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and converted into the right to receive (without interest) an amount in cash equal to (x) the total number of Shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration;

•                  Each award of Company performance share units (“Company PSUs”) that is outstanding immediately prior to the Effective Time will be cancelled and converted into a fully vested right to receive (without interest) an amount in cash equal to the product of (x) the Merger Consideration multiplied by (y) the Applicable Percentage (as defined in the Merger Agreement) of the target number of Shares underlying such Company PSUs;

•                  Each unvested restricted Share that is outstanding immediately prior to the Effective Time shall become fully vested and convertible into a right to receive an amount in cash equal to the Merger Consideration; and

•                  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one newly and validly issued, fully paid and non-assessable share of common stock of the surviving corporation.

The board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger Agreement, the Voting Agreements (as defined below) and the Transactions (as defined in the Merger Agreement, including the Merger) are advisable, fair to and in the best interests of the Company and its stockholders, (ii) (a) approved and declared advisable the Merger Agreement and the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions and

(b) approved the Voting Agreements and the execution, delivery and performance thereof, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption and (iv) resolved to recommend that the Company’s stockholders adopt the Merger Agreement.

Assuming the satisfaction of the conditions set forth in the Merger Agreement and briefly discussed below, the Company expects the Merger to close in the fourth quarter of 2019. The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a special stockholder meeting that will be held on a date, and at the time and place, to be announced when finalized.

The closing of the Merger is subject to various closing conditions, including (i) adoption of the Merger Agreement by holders of a majority of the Shares then outstanding (the “Company Stockholder Approval”), (ii) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of requisite competition and merger controls approvals in the United Kingdom, Germany, Poland and Canada, (iii) the absence of any order of any court of competent jurisdiction or any other Governmental Entity (as defined in the Merger Agreement) enjoining or prohibiting the consummation of the Merger which continues to be in effect, (iv) authorization of the Transactions by the French Ministry of Economy and Finance pursuant to French foreign investment regulations and (v) subject to Company Material Adverse Effect (as defined in the Merger Agreement) and other customary materiality qualifications, the accuracy of the representations and warranties contained in the Merger Agreement and compliance with the covenants and agreements contained in the Merger Agreement. The closing of the Merger is not subject to a financing condition.

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business in the ordinary course between the date of the Merger Agreement and the closing of the Merger, not to engage in certain kinds of material transactions during such period, to convene and hold a special meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to cooperate with Parent in connection with the financing for the Merger, to obtain regulatory approvals and, subject to certain customary exceptions, for the Board to recommend that the stockholders adopt the Merger Agreement. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including a covenant that Parent use its reasonable best efforts to cause the financing for the Merger to be funded.

The Merger Agreement provides that, during the period beginning on the date of the Merger Agreement, the Company may not initiate, solicit, propose, or knowingly facilitate, induce or encourage any inquiries with respect to, the submission of, any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined in the Merger Agreement) from third parties or provide non-public information to such third parties.  However, if at any time following the date hereof and prior to the receipt of Company Stockholder Approval the Company receives a written Acquisition Proposal from a third party and the Company has not breached the non-solicitation provision of the Merger Agreement (other than any de minimis non-compliance) with respect to such Acquisition Proposal and the Company Board determines in good faith that such Acquisition Proposal constitutes or would reasonably lead to a Superior Proposal (as defined below), then the Company may provide information with respect to the Company and its subsidiaries and access to the books, records, personnel and facilities of the Company and its subsidiaries and participate in discussions or negotiations with such third party (subject to entry into an acceptable confidentiality agreement with such third party and other customary notice and information obligations to Parent).

Prior to obtaining the Company Stockholder Approval, the Company Board may effect a “Change of Board Recommendation” (as defined below) and/or terminate the Merger Agreement to enter into a definitive written agreement with a written acquisition proposal that the Company Board in consultation with its independent financial advisors and outside counsel determine in good faith would result in a more favorable transaction from a financial point of view for the Company’s stockholders (a “Superior Proposal”) if (x) the Company has received a written Acquisition Proposal that has not been withdrawn and the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with outside counsel, constitutes a Superior Proposal and (y) the Company Board determines in good faith, after consultation with outside counsel, that failure to effect a Change of Board Recommendation in response to such Superior Proposal would violate the directors’ fiduciary duties to the stockholders of the Company under applicable law; provided that (i) the Company provided at least four days’ prior written notice to Parent of the Company’s intention to effect a Change of Board Recommendation or terminate the Merger Agreement, (ii) the Company, if requested by Parent, will have negotiated in good faith with Parent regarding any amendment to this Agreement proposed in writing by Parent and intended to cause the relevant Superior Proposal to no longer be a Superior Proposal, (iii) the Company Board shall have considered in good faith any adjustments and/or amendments that Parent shall have proposed by 11:59 am ET on the last day of the notice period, (iv) the Company complied with its non-solicitation obligations under the Merger Agreement (other than any de minimis non-compliance) with respect to such Superior Proposal and (v) prior to or concurrently with any termination of the Merger Agreement, the Company shall have paid the termination fee.  A “Change of Board Recommendation” exists if, among other circumstances set forth in the Merger Agreement, (i) the Company Board approves or recommends another acquisition proposal, (ii) the Company Board fails to make the recommendation or declare the advisability of the Merger Agreement, (iii) the Company Board approves or recommends, or publicly proposes another agreement relating to any other acquisition proposal, (iv) the Company Board makes any statement inconsistent with its recommendation, or (v) the Company fails to include the Company Board’s recommendation in the proxy statement.

Parent and Merger Sub have secured committed financing, consisting of a combination of equity to be provided by investment funds affiliated with Platinum and debt to be provided by Bank of America, N.A., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. the aggregate proceeds of which, together with cash on hand at the Company (which will be available to Parent after the Merger), will be sufficient for Parent to pay the aggregate Merger Consideration and all other closing payments and related fees and expenses. The availability of the debt financing is subject to the satisfaction of customary conditions.

The Merger Agreement contains certain termination rights for both the Company and Parent. The Merger Agreement may be terminated by (i) mutual written consent of both parties prior to the Effective Time or (ii) by either Company or Parent if (a) Company Stockholder Approval is not obtained upon a vote taken at the Company meeting, (b) any court or other Governmental Entity issues an order permanently enjoining the consummation of the Merger, or (c) the Effective Time does not occur on or before six months from the date of signing, which date may be extended by either the Company or Parent for an additional three months, if necessary, to obtain required antitrust approvals (the “Outside Date”), (iii) by Parent if the Company Board effects a Change of Board Recommendation prior to receipt of the Company Stockholder Approval or the Company enters into a merger agreement relating to a Superior Proposal, or there is an uncured willful breach of the non-solicitation provisions of the Merger Agreement, (iv) by Parent if the Company materially breaches the Merger Agreement, Parent delivered a notice of such breach to Company and such breach is not capable of cure prior to the Outside Date or the Company fails to cure within 30 days, (v) by Parent if there was any effect that individually or in the aggregate had a Company Material Adverse Effect, Parent delivered notice of such Material Adverse Effect to the Company and such Material Adverse Effect is not capable of cure prior to the Outside Date or the Company fails to cure within 30 days, (vi) by the Company if the Company Board determines to accept a Superior Proposal, (vii) by the Company if Parent materially breaches the Merger Agreement, the Company delivered notice of such breach and such breach is not capable of cure prior to the Outside Date or Parent fails to cure within 30 days, or (viii) by the Company if, after the marketing period is completed and all closing conditions are satisfied, Parent fails to close within two business days following written confirmation from the Company that it is prepared to close.  The Merger Agreement also provides that either party may specifically enforce the other party’s obligations thereunder, provided that the Company may only cause Parent to consummate the Merger if certain requirements are satisfied, including the availability of the debt financing to be funded.

If the Merger Agreement is terminated, in certain circumstances related to a Change of Board Recommendation, termination to accept a Superior Proposal and other similar situations, then the Company shall pay to Parent a termination fee of approximately $39,000,000. The Company may also be required to pay a termination fee to Parent if an Acquisition Proposal is publicly announced and both the Merger Agreement is subsequently terminated due to failure to obtain the Company Stockholder Approval or failure to close by the Outside Date as a result of the failure to obtain the Company Stockholder Approval, and within 12 months after such termination, the Company enters into a definitive agreement in respect of the Acquisition Proposal and such transaction is consummated.

If the Company terminates in the event (i) there has been a material breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in the Agreement that is not capable of being cured prior to the Outside Date or Parent is not capable of curing such breach within 30 days of receipt of notice thereof or (ii) the Company’s obligations for closing have been satisfied or waived, the Company has delivered notice to Parent stating that the Closing will occur and Parent fails to consummate the transactions by the later of (x) the date on which closing is to occur under the Agreement and (y) two business days after receipt of such notice,  then Parent shall pay to the Company a termination fee of approximately $112,000,000.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated into this Current Report on Form 8-K by reference in its entirety. The Merger Agreement has been attached as an exhibit to provide investors and stockholders of the Company with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders of the Company accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Merger, as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the Securities and Exchange Commission (the “SEC”).

Upon the closing of the Merger, the Shares will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”).

Voting and Support Agreement

As a condition to Parent entering into the Merger Agreement, each of Falcon Aerospace Holdings, LLC, certain affiliates of Makaira Partners, LLC, and Randy Snyder and certain affiliated trusts (collectively, the “Voting Agreement Parties”), entered into a Voting and Support Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”) with respect to certain Shares beneficially owned by such persons, as set forth in the respective Voting Agreements (collectively, the “Voting Agreement Shares”), which represent approximately 41% of the Shares.

The Voting Agreement Parties have agreed, among other things, to vote all Voting Agreement Shares in favor of the Merger. The Voting Agreement Parties have also agreed during the term of the Voting Agreements not to, except to the extent permitted by the Merger Agreement, (i) initiate, solicit, propose or knowingly facilitate, induce or encourage the making of any Acquisition Proposal from third parties including by way of furnishing any non-public information to any third party, (ii) enter in, continue or otherwise participate in any discussions or negotiations with any third party regarding any Acquisition Proposal, (iii) resolve or agree to do any action in the foregoing clauses (i) or (ii), or (iv) direct, instruct, induce or encourage certain of their respective affiliates to take any activity described in clauses (i), (ii) or (iii).

Each Voting Agreement will terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) the date on which any amendment of, modification to or waiver under the Merger Agreement is entered into or given that would reduce or alter the form of Merger Consideration.

The foregoing description of the Voting Agreements is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the form Voting Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated into this Current Report on Form 8-K by reference in its entirety.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2019, the Company entered into letters with each of Todd Renehan, the Company’s Chief Executive Officer, Kerry Shiba, the Company’s Executive Vice President and Chief Financial Officer, Alex Murray, the Company’s President and Chief Operating Officer, and Declan Grant, the Company’s Executive Vice President and Chief Commercial Officer, providing for a transaction bonus and making certain modifications to each executive’s existing Executive Severance Agreement. The transaction bonus is equal to 150% of such executive’s base salary (the “Transaction Bonus”). With respect to each executive other than Mr. Murray, provided the consummation of a sale of all or substantially all of the assets or equity interests of the Company (a “Company Sale”) occurs, fifty percent (50%) of the Transaction Bonus will be paid to the executive in cash within three business days following the closing of the Company Sale and the remaining fifty percent (50%) of the Transaction Bonus will be paid to the executive in cash on the six month anniversary of the closing of the Company Sale, in each case, less applicable taxes and withholdings and subject to the executive’s continued employment with the Company through the applicable payment date. Mr. Murray’s Transaction Bonus will be payable in cash in full on the six month anniversary of the closing of the Company Sale, less applicable taxes and withholdings and subject to Mr. Murray’s continued employment with the Company through the payment date.  If, on or following the closing of the Company Sale, the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason (or, in the case of Mr. Murray, modified good reason), in each case, as such terms are defined in the applicable letter, then upon such termination the executive will be paid the Transaction Bonus to the extent not already paid prior to such termination. Each letter further amends the definition of good reason applicable to each executive under the Executive Severance Agreement and increases the time period following a change in control during which if the executive experienced a qualifying termination the executive would be entitled to enhanced severance benefits under the Executive Severance Agreement from two years to three years following the change in control.

The foregoing description of the letters is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of each letter, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated into this Current Report on Form 8-K by reference in their entirety.

Item 8.01.                                        Other Events.

On August 9, 2019, the Company issued a press release announcing the Merger Agreement, a copy of which is filed as Exhibit 99.2 to this report.

Additional Information About the Acquisition and Where to Find It

A special meeting of the stockholders of Wesco Aircraft will be announced as promptly as practicable to seek stockholder approval in connection with the proposed Merger.  Wesco Aircraft expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed Merger between Wesco Aircraft and Merger Sub. The definitive proxy statement will be sent or given to the stockholders of Wesco Aircraft and will contain important information about the proposed transaction and related matters. INVESTORS AND STOCKHOLDERS OF WESCO AIRCRAFT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WESCO AIRCRAFT, PARENT, MERGER SUB AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Wesco Aircraft with the SEC at the SEC’s website at www.sec.gov, at Wesco Aircraft’s website at www.wescoair.com or by sending a written request to Wesco Aircraft Holdings, Inc., 24911 Avenue Stanford, Valencia, California 91355, Attention: Executive Vice President, Chief Legal and Human Resources Officer.

Participants in the Solicitation

Wesco Aircraft and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the Merger.  Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Wesco Aircraft’s stockholders in connection with the Merger will be set forth in Wesco Aircraft’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the Merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the Merger. Information relating to the foregoing can also be found in Wesco Aircraft’s definitive proxy statement for its 2019 Annual Meeting of Stockholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on December 14, 2018. To the extent that holdings of Wesco Aircraft’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements

Certain statements contained in this document may be considered forward-looking statements within the meaning of U.S. securities laws, including Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed transaction and the ability to consummate the proposed transaction. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain stockholder approval to adopt the Merger Agreement, the failure to obtain required regulatory approvals or the failure to satisfy the other conditions to the consummation of the Merger; (2) the failure by Parent or Merger Sub to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the Merger; (3) the risk that the Merger Agreement may be terminated in circumstances requiring Wesco Aircraft to pay a termination fee of approximately $39 million; (4) the risk that the Merger disrupts Wesco Aircraft’s current plans and operations or diverts management’s attention from its ongoing business; (5) the effect of the announcement of the Merger on the ability of Wesco Aircraft to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (6) the effect of the announcement of the Merger on Wesco Aircraft’s operating results and business generally; (7) the amount of costs, fees and expenses related to the Merger; (8) the risk that Wesco Aircraft’s stock price may decline significantly if the Merger is not consummated; (9) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against Wesco Aircraft and others; (10) other factors that could affect the results of Wesco Aircraft’s business such as general economic and industry conditions, changes in military spending, a loss of significant customers or a material reduction in purchase orders by significant customers, suppliers’ ability to provide products in a timely manner, in adequate qualities and at a reasonable cost, and Wesco Aircraft’s ability to maintain effective information technology and warehouse management systems; and (11) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all.

If the proposed transaction is consummated, Wesco Aircraft’s stockholders will cease to have any equity interest in Wesco Aircraft and will have no right to participate in its earnings and future growth. The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including Wesco Aircraft’s filings with the SEC, including its Annual Report on Form 10-K for the year ended September 30, 2018 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by applicable law, Wesco Aircraft undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.                                        Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of August 8, 2019, among Wesco Aircraft Holdings, Inc., Wolverine Intermediate Holding II Corporation and Wolverine Merger Corporation*

10.1	Transaction Bonus Opportunity and Severance Agreement Amendment Letter, dated August 8, 2019, between Wesco Aircraft Holdings, Inc. and Todd Renehan

10.2	Transaction Bonus Opportunity and Severance Agreement Amendment Letter, dated August 8, 2019, between Wesco Aircraft Holdings, Inc. and Kerry Shiba

10.3	Retention Bonus Opportunity and Severance Agreement Amendment Letter, dated August 8, 2019, between Wesco Aircraft Holdings, Inc. and Alex Murray

10.4	Transaction Bonus Opportunity and Severance Agreement Amendment Letter, dated August 8, 2019, between Wesco Aircraft Holdings, Inc. and Declan Grant

99.1	Form Voting and Support Agreement

99.2	Press Release, dated August 9, 2019

* Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCO AIRCRAFT HOLDINGS, INC.

Date: August 9, 2019	By:	/s/ Kerry A. Shiba
Kerry A. Shiba
Executive Vice President and Chief Financial Officer